NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             to be held May 7, 2001

TO THE STOCKHOLDERS OF NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of New Millennium Media International, Inc., will be held on May 7, 2001 at the hour of 9:00 a.m. eastern daylight saving time at 101 Philippe Parkway, Suite 300, Safety Harbor, Florida 34695 for considering and acting upon:

     1. A proposal to amend the Company's Restated Articles of Incorporation to effect a reverse split of the outstanding shares of the Company's common stock, whereby every five shares of common stock outstanding will automatically be reverse split into one share outstanding. The par value will remain at $0.001 per share; and

     2. Such other business, if any, as may properly come before the Special Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 2, 2001 will be entitled to notice of and to vote at the Special Meeting or any adjournment(s) thereof. For a period of at least ten days prior to the Special Meeting, a complete list of stockholders entitled to vote at the Special Meeting will be open to examination by any stockholder during ordinary business hours at the offices of the Company, 101 Philippe Parkway Suite 300 Safety Harbor, Florida 34695.

Information concerning the matters to be acted upon at the Special Meeting is set forth in the accompanying Proxy Statement.

A proxy card is enclosed in the envelope in which these materials were mailed to you. Please fill in, date and sign the proxy card and return it promptly in the enclosed postage-paid return envelope. If you attend the Special Meeting, you may, if you wish, withdraw your proxy and vote in person.

                                        By Order of the Board of Directors

                                        ----------------------------------
                                        John "JT" Thatch, President/CEO/Director

Safety Harbor, Florida
April 6, 2001

WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD(S) WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AS SOON AS POSSIBLE, EVEN IF YOU ARE CURRENTLY INTENDING TO ATTEND THE MEETING. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON, BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND THE MEETING.

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                                 PROXY STATEMENT

                                  INTRODUCTION

This proxy statement is furnished to stockholders of New millennium Media International, Inc., a Colorado Corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Special Meeting of Stockholders to be held at 9:00 a.m., eastern daylight saving time, on May 7, 2001, located at 101 Philippe Parkway Suite 300 Safety Harbor, Florida (the "Special Meeting"), and at any adjournment(s) thereof. The Special Meeting is being held for the purpose of considering and acting upon:

     1. A proposal to amend the Company's Restated Articles of Incorporation to effect a five for one reverse split of the outstanding shares of the Company's common stock, whereby every five shares of common stock outstanding will automatically be reverse split into one share outstanding. The par value will remain at $0.001 per share (the "Reverse Split"); and

     2. Such other business, if any, as may properly come before the Special Meeting or any adjournments or postponements thereof.

The date of this Proxy Statement is April 6, 2001. This proxy Statement is first being mailed to the Company's stockholders on or about such date.

The Company's principal offices are located at 101 Philippe Parkway Suite 300 Safety Harbor, Florida. Its telephone number is (727) 797-6664.

VOTING AT THE MEETING

Only holders of record of the Company's common stock, par value $0.001 per share (the "Common Stock"), outstanding at the close of business on April 2, 2001 (the "Record Date") are entitled to notice of and to vote at the Special Meeting and at any adjournment(s) thereof. As of the close of business on the Record Date, 27,099,462 shares of Common Stock were outstanding and entitled to vote at the Special Meeting. Unless otherwise indicated, all references herein to percentages of outstanding shares of Common Stock are based on such number of shares outstanding. Each share of common Stock is entitled to one vote.

The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be counted in determining whether a quorum is present. A record holder of shares who competes and properly signs the accompanying proxy card and returns it to the Company will have their shares voted as directed on the proxy card. If a stockholder attends the Special meeting, that stockholder may vote his or her shares by completing a ballot at the Special Meeting. The Company will have ballots available at the Special Meeting for stockholders who choose to vote their shares in person.

Many stockholders hold their shares of Common Stock in "street name," which means that the shares are registered in their brokers', banks', or other nominee holders' names rather than in the stockholders' own names. The street name holder should provide to those stockholders, along with these proxy solicitation materials that the Company has provided to the street name holder, the street name holder's own request for voting instructions. By completing the voting instruction card, the stockholder may direct their street name holder how to vote the stockholder's shares. Alternatively, if a stockholder wants to vote their street name shares at the Special Meeting, the stockholder must contact their broker directly in order to obtain a proxy issued to the stockholder by their nominee holder. A broker letter that identifies the stockholder as a stockholder is not the same as a broker-issued proxy. If the stockholder fails to bring a nominee-issued proxy to the Special Meeting, the stockholder will not be able to vote their nominee-held shares at the Special Meeting.

If a stockholder holds shares in street name through a broker or other nominee, the broker or nominee will not be permitted to exercise voting discretion with respect to approval of the Reverse Split. Thus, if a stockholder does not give a broker or nominee specific instructions, the shares may not be voted on the proposal for the Reverse Split and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum present at the Special Meeting.

The affirmative vote of a majority of the issued and outstanding shares of Common Stock on the Record Date is required to approve the Reverse Split. Abstentions and broker non-votes will have the same effect as a vote against the Reverse Split.

All share of Common Stock represented by properly executed and unrevoked proxies will be voted at the Special Meeting in accordance with the direction on the proxies. If no direction is indicated, the shares will be voted "against" (i) the proposed Reverse Split; and (ii) at the discretion of the proxy holders with regard to any other matter that may properly come before the Special Meeting. The Company does not know of any matters, other than those described in the Notice of Special Meeting of Stockholders, which will come before the Special Meeting.

A stockholder of the Company who executes and returns a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by (i) executing a later date proxy relating to the same shares and by delivering it to the Secretary of the Company prior to the vote at the Special Meeting, (ii) giving written notice of the revocation to the Secretary of the Company prior to the vote at the Special Meeting or (iii) appearing in person at the Special Meeting and voting in person the shares to which the proxy relates. All written notices of revocation and other communications relating to the revocation of proxies should be addressed as follows:
New Millennium Media International, Inc., 101 Philippe Parkway, Suite 300, Safety Harbor, Florida 34695, Attention: Secretary.

PROXY SOLICITATION EXPENSES

The Company will bear the cost of soliciting its proxies, including the expenses of distributing its proxy materials. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegram by directors, officers, employees and agents of the Company who will receive no additional compensation for doing so. The Company may reimburse brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy material to the beneficial owners of the Common Stock held by them as stockholders of record.

                             OWNERSHIP OF SECURITIES

The following table sets forth certain information as of April 2, 2001, regarding beneficial ownership of our issued common stock by (i) each shareholder known by us to be the beneficial owner of 5% or more of the outstanding common stock, (ii) each of our directors and (iii) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock issuable upon exercise of options and warrants have not been included in this table.

Name and Address                   Amount and Nature        Percent of Class (1)
of Beneficial                      of Beneficial
Owner                              Ownership
----------------                   -----------------        --------------------
John Thatch                        2,500,000                         9%
President/CEO
and Director

Gerald Parker (2)                  -0-                               0%
Chairman

Andy Badolato (2)                  -0-                               0%
Director & Vice
President of Finance

Tony Gomes (2)                     -0-                               0%
Director & Vice President
Of Corporate Marketing

Investment Management              12,632,080                       46%
of America, Inc.(2)

Troy Lowrie                        2,250,000                         8%
(Resigned)(3)

Officers, Directors                17,382,080                       64%
and Affiliates as a group

(1)  Based upon 27,099,462 outstanding shares of common stock.
(2) Parker, Badolato and Gomes recently resigned as officers and directors of New Millennium Media International, Inc. They are majority shareholders in Investment Management of America, Inc.
(3) Mr. Troy Lowrie was the past president and director of PMC which was merged into New Millennium Media International, Inc.

                                   PROPOSAL 1

                  APPROVAL OF AMENDMENT TO EFFECT REVERSE SPLIT

The Board of Directors believes that the best interests of the Company and its stockholders will be served by amending the Company's Restated Articles of Incorporation to effect a reverse split of the Company's presently issued total number of authorized shares of Common Stock and retain the par value at $0.001 per share. The Board of Directors has adopted, and proposes that the Company's stockholders approve, the Reverse Split. Except as otherwise indicated, all per share information in this proxy statement is presented without giving effect to the Reverse Split.

If the stockholders approve the Reverse Split, the amendment and thereby the Reverse Split will become effective upon the filing of an amendment to the Company's Restated Articles of Incorporation with the Secretary of State of
Colorado. The Company is currently authorized to issue 75,000,000 shares of Common Stock.

There were approximately 355 beneficial owner of the common Stock as of the Record Date. The Reverse Split is not expected to cause a significant change in the number of beneficial owners of the Common Stock. The Company has no plans for the cancellation or purchase of shares of Common Stock from holders of a nominal number of shares following the Reverse Split and has no present intention to take the Company private through Reverse Split or otherwise.

As of the record date, there were reserved for issuance upon exercise of outstanding options an aggregate of 3,000,000 share of Common Stock under the Company's Employee Stock Option Plan (hereafter "ESOP"). All outstanding options include provisions for adjustment in the number of shares covered by the option and the related exercise price in the event of a reverse stock split. If the Reverse Split is approved and effected, there would be reserved for issuance upon exercise of all outstanding ESOP options a total of approximately 600,000 shares of Common Stock. Each of the outstanding ESOP options would evidence the right to purchase a number of shares of Common stock equal to the product of the number of shares previously covered by the option divided by five, and the exercise price per share would be multiplied by five.

The proposed Reverse Split will not affect any stockholder's proportionate equity interest in the Company or the rights, preferences, privileges or priorities of any stockholder, other than an adjustment, which may occur due to fractional shares. Likewise, the proposed Reverse Split will not affect the total shareholders' equity of the Company or any components of shareholders' equity as reflected on the financial statements of the Company except to change the number of issued and outstanding shares of capital stock. There would be no increase or decrease in the Company's "stated capital" account (outstanding shares multiplied by par value) or "capital in excess" account (excess of the Company's net assets over the Company's stated capital). In addition to the number of authorized and outstanding share of Common Stock, the Company will need to adjust the historical earnings per share on its financial statements. No other adjustment will be required in the Company's financial statements as a result of the Reverse Split.

The following table illustrates the principal effects on the Common Stock of the Reverse Split:

                                                             April 2, 2001
                                                       -------------------------
                                                                 As Adjusted for
                                                         Actual   Reverse Split
                                                       -------------------------
     Authorized....................................... 75,000,000   15,000,000
     Issued and outstanding........................... 27,099,462    5,419,892
     Reserved for issuance (ESOP)(1)..................  3,000,000      600,000
     Reserved for Issuance (Swartz)(2)................ 20,000,000    4,000,000
     Available for issuance........................... 24,900,538    4,980,108

     (1) June 21, 2000 the Board of Directors authorized that the Company reserve from the authorized, but unissued, shares of Common Stock for exercise of stock options granted pursuant to the NMMI Employees Stock Option Plan.

     (2) Issuable periodically over a 36 months term pursuant to the Swartz Investment Agreement. Swartz Private Equity, LLC will purchase under Regulation D up to $25,000,000 of shares at a price of the lesser of the market price minus $0.10 or 92% of the market price for 20 days following each put date. Swartz has already received a "commitment warrant" to purchase 1,000,000 shares at signing the letter of intent at an initial price of $0.30 per share and may thereafter be reset every 6 months. Swartz shall receive "additional warrants" for additional shares so that the sum of "commitment warrants" and "additional warrants" may equal up to 4% of the number of fully diluted common outstanding shares. The price shall be the same as that calculated for "commitment warrants". "Purchase warrants" are issuable to Swartz from time to time when NMMI exercises its put right to sell shares of common stock to Swartz. The exercise price of a warrant will initially be equal to 110% of the market price for that put and thereafter may be reset every six months. Each warrant initially will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

EXCHANGE OF SHARES; NO FRACTIONAL SHARES

The Company will appoint Computershare, Inc. as exchange agent in connection with the Reverse Split. As soon as practicable after the effective date of the Reverse Split, common stockholders will be notified and requested to surrender to the exchange agent any certificate(s) representing outstanding shares of Common Stock in exchange for certificate(s) representing the reduced number of share of common Stock that will result from the Reverse Split, together with cash in lieu of any fractional share as discussed below. Holders are requested, but not required, to tender their certificates within 30 days after the effective date of the Reverse Split to exchange for certificates representing the reduced number of share of common Stock that will result from the Reverse Split. The Company's stock records will be adjusted to reflect the post reverse-split shares held by each common stockholder. On the effective date, each certificate representing shares of Common Stock will be deemed for all purposes to represent the reduced number of shares of Common Stock that will result from the Reverse Split, whether or not the certificates representing the outstanding Common Stock are surrendered for exchange. Any portion of the cash resulting from sales of aggregated fractional shares sold as described in the next paragraph that is held by the exchange agent six months after the effective date will be returned to the company, on demand. Thereafter, holders of post reverse-split shares eligible for this cash settlement would be paid directly by the Company. As of the Record Date, there were approximately 355 stockholders of record, and following the Reverse Split, it is not anticipated that this number will change materially.

A holder of Common Stock will be entitled to receive a whole number of shares plus a fraction of a share if the number of shares of Common Stock held by the holder prior to the Reverse Split is not evenly divisible by five. However, no certificate or scrip representing fractional shares of Common Stock will be issued. In lieu of any fractional shares, those persons will be entitled to receive in cash the value of fractions of a share based on the par value.

No service charge will be payable by stockholders in connection with the exchange of certificates. All costs of exchanging certificates and aggregating and disposing of fractional shares will be paid by the Company.

PURPOSE OF THE REVERSE SPLIT

The Company believes the completion of the Reverse Split will cause the minimum bid price of the common stock to increase proportionately. There can by no assurance, however, that the Reverse Split will result in any change in the price of the Common Stock or that, if the price of the Common Stock does increase as a result of the Reverse Split, the amount of such increase.

Further, the Board of Directors believes that the total number of shares currently outstanding is disproportionately large relative to the Company's present market capitalization. Moreover, when such a large number of shares are outstanding, earnings per share is only affected by a significant change in net earnings. If a smaller number of shares were outstanding, management would be more likely to see its revenue efforts and cost savings reflected in the Company's earning per share.

The Board of Directors also believes that the Reverse Split may result in a broader market for the Common stock than currently exists due to the increase of the per share price. The Board of Directors believes that the present level of per share market prices of the Common Stock impairs the acceptability of the stock by portions of the financial community and the investing public. Theoretically, the price per share of stock should not, of itself, affect the community. However, in practice, the price per share does affect the stock because many investors look upon low priced stock as unduly speculative in nature, and, as a matter of policy, avoid investment in such stocks. The increased price per share may encourage interest and trading in the Common Stock and possibly promote greater liquidity for the Company's stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Split. Nonetheless, there is no assurance that these effects will occur or that the per share price lever of the Common Stock immediately after the proposed Reverse Split will be maintained for any period of time.

In addition, the Board of Directors believes that the reverse Split may improve the liquidity of the Common Stock in another manner. Frequently, brokers charge trading commission based upon the number of shares purchased. As a result, this trading commission per share is relatively higher as a percentage of the value of the shares of Common Stock purchased. The Board of Directors and management believe that the relatively high trading cost of Common Stock may adversely impact the liquidity of the Common stock by making it a less attractive investment to the stock of other companies in the Company's industry. If the Reverse Split is effected and the price of the Common Stock rises correspondingly, the trading cost per "trading dollar" of Common Stock would decrease.

The Reverse Split may result in some stockholders owning "odd lots" of less than 100 shares. The costs, including brokerage commissions, of transactions in odd lots are generally higher than the costs in transactions in "round lots" of even multiples of 100.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

A summary of the federal income tax consequences of the Reverse Split is set forth in the paragraph below. The discussion is based on the present federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed Reverse Split. Income tax consequences to the stockholders may very from the federal tax consequences described generally below. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE EFFECT OF THE CONTEMPLATED REVERSE SPLIT UNDER APPLICABLE FEDERAL, STATE, AND LOCAL INCOME TAX LAWS.

The proposed Reverse Split will constitute a "recapitalization" to the Company and its stockholders to the extent that issued shares of Common Stock are exchanged for a reduced number of shares of Common Stock. Therefore, neither the Company nor its stockholders will recognize any gain or loss for federal income tax purposes as a result of the Reverse Split, except that a stockholder who receives cash in lieu of receiving fractional share of Common Stock will be treated as selling such fractional shares and will recognize a capital gain or loss equal to the difference between the cash received and the basis of such fractional shares.

The shares of Common Stock to be issued to each stockholder will have an aggregate bases, for computing gain or loss, equal to the aggregate basis of the shares of such stock held by such stockholder immediately prior to the Reverse Split effective date, reduced by the basis, if any, allocated to fractional shares that are treated as sold. A stockholder's holding period for the shares of Common Stock to be issued will include the holding period for the shares of Common Stock held immediately prior to the Reverse Split effective date if the shares of stock were held by the stockholder as capital assets on the Reverse Split effective date.

AMENDMENT

If the Reverse Split is approved, the Restated Articles of Incorporation will be amended by deleting paragraph A of Article II in its entirety and inserting in its place the following:
     "A. COMMON STOCK. The aggregate number of common shares which the corporation shall have the authority to issue is fifteen million (15,000,000), each with $0.001 par value which shares shall be designated as "Common Stock". Subject to all of the rights of the Preferred stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article, the Common Stock of the corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in these Articles of Incorporation, including, but not limited to, the following rights and privileges:
          (i) dividends may be declared and paid or set apart for payment on the Common Stock out of any assets or funds of the corporation legally available for the payment of dividends;
          (ii) the holders of Common Stock shall have unlimited voting rights, including the right to vote for the election of directors and on all other matters requiring stockholder action. Each holder of

          Common Stock shall have one vote for each share of Common Stock standing in his name on the books of the corporation and entitled to vote, except that in the election of directors each holder of Common Stock shall have as many votes for each share of common Stock held by him as there are directors to be elected and for whose election the holder of Common Stock has a right to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.
          (iii) on the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and after paying or adequately providing for the payment of all of its obligations and amounts payable in liquidation, dissolution or winding up, and subject to the rights of the holders of Preferred Stock, if any, the net assets of the corporation shall be distributed pro rata to the holders of the Common Stock."

THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE AMENDMENT IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT.

                                 OTHER BUSINESS

Management does not presently know of any matters that may be presented for action at the Special Meeting other than those set forth herein. However, if any other matters properly come before the Special Meeting, it is the intention of the persons named in the proxies solicited by management to exercise their discretionary authority to vote the shares represented by all effective proxies on such matters in accordance with their best judgment.

If you do not expect to be personally present at the Special Meeting, please fill in, date and sign the enclosed proxy card and return it promptly in the enclosed return envelope which requires no additional postage if mailed in the United States.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE SPECIAL MEETING OF THE STOCKHOLDERS
                             TO BE HELD MAY 7, 2001

The undersigned, revoking all previous proxies, appoints ____________________ and ___________________ and each of them acting unanimously if more than one be present, attorneys and proxies of the undersigned, with power of substitution, to represent the undersigned at the special meeting of stockholders of New Millennium Media International, Inc. (the "Company") to be held on Monday, May 7, 2001 and at any adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote, on all matters coming before said meeting.

[X]  Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

     A proposal to amend the Company's Restated Articles of Incorporation to effect a reverse split of the outstanding shares of the Company's common stock, whereby every five shares of common stock outstanding will automatically be reverse split into one share outstanding. The par value will remain at $0.001 per share.

          [ ] FOR           [ ] AGAINST           [ ] ABSTAIN

PLEASE DATE, SIGN AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "AGAINST" THE PROPOSAL.

                                        Date                                2001
                                        ----------------------------------------


                                        ----------------------------------------
                                        Signature

                                        ----------------------------------------
                                        Signature of joint holder, if any

Please sign exactly as your name appears on your stock certificate or account. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             to be held June 4, 2001


TO THE STOCKHOLDERS OF NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of New Millennium Media International, Inc., will be held on June 4, 2001 at the hour of 9:00 a.m. eastern daylight savings time at 101 Philippe
Parkway, Suite 300, Safety Harbor, Florida 34695 to transact any and all business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 2, 2001 will be entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder during ordinary business hours at the offices of the Company, 101 Philippe Parkway Suite 300 Safety Harbor, Florida 34695.

                    DATE FOR RECEIPT OF STOCKHOLDER PROPOSAL

A proposal to be presented by a stockholder at the Company's June 4, 2001 Annual Meeting of the Stockholders must be received by the Company at its principal executive offices no later than April 17, 2001 to be included in the Company's proxy statement and proxy card for that meeting. If a stockholder of the Company wishes to present a proposal before the 2001 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in the Company's proxy statement or proxy card, such stockholder must give written notice to the Secretary of the Company at the Company's principal executive offices no later than April 17, 2001.

                                        By Order of the Board of Directors

                                        ---------------------------
                                        John "JT" Thatch, President/CEO/Director

Safety Harbor, Florida
April 6, 2001